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                                                                     Exhibit 5.1



                                                        Santiago, August 5, 2004





Distribucion y Servicio D&S S.A.
Av. Presidente Eduardo Frei Montalva 8301
Quilicura
Santiago, Chile



Ladies and Gentlemen:

      We have acted as Chilean counsel for Distribucion y Servicio D&S S.A., hereinafter "D&S", an open stock corporation (sociedad anonima abierta) organized and validly existing under the laws of the Republic of Chile, in connection with the issuance by D&S of preemptive rights, hereinafter the "Preemptive Rights" to subscribe and pay for newly issued shares of common stock without nominal value issued by D&S, hereinafter, the "Shares", in the form of shares of common stock or American Depositary Shares, hereinafter the "ADSs", to be represented by American Depositary Receipts, hereinafter the "ADRs", each representing fifteen newly issued Shares.

      The ADRs will be issued pursuant to the terms of a Deposit Agreement, dated as of October 7, 1997 among D&S, JPMorgan Chase Bank (formerly known as Morgan Guaranty Trust Company of New York), as Depositary, and all holders from time to time of ADRs, hereinafter, the "Deposit Agreement".
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      We are giving this opinion in connection with the Registration Statement on Form F-3 registration N(degree) 333-117686, hereinafter, the "Registration Statement", filed by D&S with the Securities and Exchange Commission of the United States of America to effect registration of the Shares and Preemptive Rights pursuant to the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      For purposes of this opinion, we have examined (i) the By-laws (estatutos) of D&S and (ii) the minutes of the shareholders' meeting of D&S held on April 12, 2004, the minutes of the meeting of the Board of Directors of D&S held on April 20, 2004 and such other documents and certificates as we have deemed necessary for the purposes of the opinions expressed below.

      In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

      We are only authorized to practice law in Chile. The opinions expressed herein are limited solely to legal aspects and to the laws of the Republic of Chile as in effect on the date hereof. We, therefore, express no opinion as to any aspect of D&S, the Preemptive Rights, the ADSs, the ADRs, the Shares, the Deposit Agreement, the Registration Statement or any other matter that is not a legal aspect or to any laws other than the laws of the Republic of Chile as in effect on the date hereof.

      Based upon and subject to the foregoing qualifications and limitations, we are of the opinion of that:

      (i) the Shares have been duly and validly authorized, and after commencement of the preemptive rights offering in Chile, as contemplated by the Registration Statement under the heading "The Rights Offering", and when deposited as contemplated in the Deposit Agreement included in the Registration Statement as Exhibit 4.1, will be validly issued and subscribed, fully paid and non-assessable.

      (ii) the statements in the prospectus under the caption "Taxation-Chilean Tax Considerations", insofar as such statements purport to constitute summaries of matters of Chilean tax laws and regulations or legal
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conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

      We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the use of our name under the caption "Risk Factors" "Service of Process and Enforcement of Civil Liabilities", "Taxation-Chilean Tax Considerations", and "Legal Matters" in the Registration Statement.

Very truly yours,




                                  Diego Peralta
                               Carey y Cia. Ltda.